EXHIBIT 10.24

                          MANAGEMENT SERVICES AGREEMENT
                                     BETWEEN
                              STAT HEALTHCARE, INC.
                                       AND
                              STAT PHYSICIANS, P.A.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
I.    RESPONSIBILITIES OF PROFESSIONAL ASSOCIATION..........................  2
      1.1      Sole Responsibility for All Medical and Professional
                 Matters....................................................  2
      1.2      Contracted Providers.........................................  2
      1.3      Fees, Charges and Payor Agreements...........................  2
      1.4      Compliance with Law..........................................  3
      1.5      Practice Sites; Availability.................................  3
      1.6      Quality Assurance............................................  3
      1.7      Patient Referrals............................................  3
      1.8      Professional Dues and Education Expenses.....................  3
      1.9      Professional Insurance Eligibility...........................  3
      1.10     Fees for Professional Services...............................  4

II.   RESPONSIBILITIES OF MANAGEMENT COMPANY................................  4
      2.1      General Responsibility.......................................  4
      2.2      Responsibilities with Regard to Selected
                 Patient-Related Matters....................................  4
               (a)      Patient Relations...................................  4
               (b)      Quality Assurance...................................  4
      2.3      Responsibilities with Regard to Selected Financial
                 Matters....................................................  5
               (a)      Billing.............................................  5
               (b)      Cash Management.....................................  6
               (c)      Accounting..........................................  6
               (d)      Reporting...........................................  6
      2.4      Responsibilities for Financial Planning and Goals............  7
               (a)      Preparation of Budget...............................  7
               (b)      Expansion of the Practice...........................  8
               (c)      Development of New Services.........................  9
               (d)      Capital Investment and Support......................  9
      2.5      Data Processing..............................................  9
      2.6      Other Responsibilities.......................................  9
               (a)      Marketing...........................................  9
               (b)      Insurance........................................... 10
                        (i)     Professional Errors and Omissions
                                  Coverage.................................. 10
                        (ii)    Premium Amounts............................. 10
                        (iii)   Malpractice Insurance....................... 10
                        (iv)    Copies of Insurance Policies................ 10
               (c)      Personnel........................................... 10
               (d)      Managed Care Agreements............................. 11

III.  FINANCIAL ARRANGEMENTS................................................ 11
      3.1      Management Company's Compensation............................ 11
               (a)      Calculation......................................... 11

                                       i.

               (b)      Payment............................................. 13
      3.2      Definitions.................................................. 14
      3.3      Accounts Receivable.......................................... 14

IV.   COVENANTS............................................................. 15
      4.1      Covenants and Warranties of Professional
                 Association................................................ 15
      4.2      Covenants and Warranties of Management Company............... 16

V.    TERM AND TERMINATION.................................................. 16
      5.1      Term......................................................... 16
      5.2      Events of Default............................................ 16
      5.3      Termination.................................................. 17
      5.4      Duties upon Termination or Expiration of This Agreement...... 17

VI.   RESTRICTIVE COVENANTS................................................. 17
      6.1      Covenant Regarding Proprietary Information................... 17
      6.2      Covenants Not to Compete During the Term..................... 18
               (a)      Restrictive Covenants by Professional Association... 18
               (b)      Restrictive Covenants by Contracted Physicians...... 19
      6.3      Covenant Not to Compete Following Termination................ 19
      6.4      Covenant Not to Solicit...................................... 19
      6.5      Enforcement.................................................. 20

VII.  INFORMATION AND RECORDS............................................... 20
      7.1      Ownership of Records......................................... 20
      7.2      Professional Association's Business and Financial Records.... 20
      7.3      Access to Records............................................ 20
      7.4      Confidentiality of Records................................... 20
      7.5      Limitations on Use of Management Information System.......... 21

VIII. MISCELLANEOUS......................................................... 21
      8.1      Independent Contractor Status of Parties..................... 21
      8.2      No Waiver.................................................... 21
      8.3      Notices...................................................... 21
      8.4      Assignment................................................... 22
      8.5      Successors and Assigns....................................... 22
      8.6      Severability................................................. 22
      8.7      Third Parties................................................ 22
      8.8      Headings..................................................... 22
      8.9      Time of the Essence.......................................... 22
      8.10     Governing Law................................................ 23
      8.11     Confidentiality.............................................. 23
      8.12     Contract Modifications for Prospective Legal Events.......... 23
      8.13     Language Construction........................................ 23

                                       ii.

      8.14     Communications............................................... 23
      8.15     Indemnification.............................................. 24
      8.16     Entire Agreement............................................. 24
      8.17     Incorporation by Reference................................... 24
      8.18     Amendments only in Writing................................... 24
      8.19     Counterparts................................................. 24
      8.20     Commercial Impracticability.................................. 24
      8.21     Election of Remedies......................................... 24
      8.22     Attorneys' Fees and Expenses................................. 25
      8.23     Survival..................................................... 25

Schedules

    1.2       List of Contracted Providers and Physician Assistant Employees
    1.3(a)    Fee Schedule
    1.3(b)    Payor Schedule
    1.5       Practice Sites

                                      iii.

                          MANAGEMENT SERVICES AGREEMENT

               This Management Services Agreement ("Agreement") is entered into as of February 1, 1996 ("Effective Date") by and between STAT Healthcare, Inc., a Delaware corporation ("Management Company"), and STAT Physicians, P.A., a Texas professional association ("Professional Association").

                                    RECITALS

               A. Professional Association is a Texas professional association that engages in the business of providing or arranging for the provision of emergency department medical services ("Emergency Services").

               B. Professional Association contracts with physicians to provide professional medical care at the emergency department of various hospitals and healthcare facilities pursuant to written agreements ("Practice Sites"). A listing of the Practice Sites is set forth at SCHEDULE 1.5, attached hereto and incorporated herein by reference.

               C. Professional Association has entered into independent contractor agreements with various physicians and other health care professionals licensed to practice in the State of Texas ("Contracted Providers") to assist Professional Association in providing or arranging for the provision of health care services to patients of Professional Association ("Patients"), and may enter into employment agreements with physician assistants licensed to practice with the State of Texas to perform services for Patients ("Physician Assistants").

               D. Management Company engages in the business of providing certain administrative and support services to emergency physician practices.

               E. Professional Association desires to secure certain administrative services from Management Company in connection with its operation of the Practice.

               F. Professional Association and Management Company desire to enter into a written agreement for the provision by Management Company, on an exclusive basis, of administrative services to Professional Association with respect to the Practice, so as to permit Professional Association to devote its efforts on a concentrated and continuous basis to the rendering of medical services to its patients.

               NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties agree as follows:

                                       1.

I.             RESPONSIBILITIES OF PROFESSIONAL ASSOCIATION

               1.1 SOLE RESPONSIBILITY FOR ALL MEDICAL AND PROFESSIONAL MATTERS. All medical and professional matters relating to the operations of the Practice and the performance of services for Patients of Professional Association shall be the sole responsibility of Professional Association. Professional Association expressly acknowledges that the emergency physician or practices conducted at these facilities shall be conducted solely by physicians associated with Professional Association as Contracted Providers.

               1.2 CONTRACTED PROVIDERS. Professional Association shall have complete control of and responsibility for the hiring, engagement, compensation, supervision, evaluation, and termination of all Contracted Providers who will provide patient care services, although at the request of Professional Association, Management Company shall consult with Professional Association respecting such matters. With respect to physicians, Professional Association shall only contract with licensed physicians meeting applicable credentialling guidelines established by Professional Association. Professional Association may enter into employment agreements with Physician Assistants licensed to practice in the State of Texas to perform services for Patients. Professional Association shall be responsible for the payment of salaries and wages, compensation, payroll taxes, employee benefits, and all other taxes and charges now or hereafter applicable to Contracted Providers and Physician Assistant employees, all of which shall be in conformity with the applicable Professional Association Budget described in Section 2.4(a). A list of all Contracted Providers and Physician Assistant employees is set forth at SCHEDULE 1.2, attached hereto and incorporated herein by reference. Prior to making any changes to the list of Contracted Providers, or licensed or health care professional employees set forth at SCHEDULE 1.2, Professional Association shall consult with Management Company. Professional Association shall also consult with Management Company with regard to the terms of contracts entered into between Professional Association and Contracted Providers, or licensed Physician Assistant employees, and the terms and conditions of their employment or engagement as independent contractors, as applicable.

               1.3 FEES, CHARGES AND PAYOR AGREEMENTS. Professional Association shall, after consultation with Management Company, determine the fees, charges, premiums, or other amounts due in connection with its delivery of Emergency Services to Patients. Such fees, charges, premiums, or other amounts - regardless of whether determined on a fee-for-service, capitated, prepaid, or other basis - shall be reasonable and consistent with the fees, charges, premiums, and other amounts due to health care providers for similar services within the community under the type of reimbursement program involved. Professional Association shall deliver to Management Company a schedule of fees for all of Professional Association's charges ("Fee Schedule") at the Effective Date, a copy of which is set forth at SCHEDULE 1.3(A), attached hereto and incorporated herein by reference, along with a schedule of all agreements between Professional Association and Payors or their agents for the provision of health care services ("Payor Schedule"), a copy of which is set forth at
SCHEDULE 1.3(B), attached hereto and incorporated herein by

                                       2.

this reference. Professional Association shall, after consultation with Management Company, give Management Company at least thirty (30) days' prior written notice of any changes in the Fee Schedule or Payor Schedule, or of any changes in the agreements with Payors identified in the Payor Schedule. For the purposes of this Agreement, the term "Payor" shall mean insurers, Health Maintenance Organizations, and other third party payors.

               1.4 COMPLIANCE WITH LAW. Professional Association shall require in its contractual relationships with all of its Contracted Providers that they comply with all laws, regulations, and ethical and professional standards applicable to the practice of medicine. Physicians providing medical services shall at all times be licensed to practice medicine in the State of Texas.

               1.5 PRACTICE SITES; AVAILABILITY. Professional Association shall conduct its practice from the emergency departments of contracted hospitals and care centers ("Practice Sites") set forth in SCHEDULE 1.5 as may be amended from time to time. Any additional or substitute Practice Site shall be deemed to be part of the Practice for the purposes of this Agreement. Contracted Providers shall be available at Practice Sites to provide Emergency Services twenty-four
(24) hours per day, seven (7) days per week. Contracted Providers shall provide Emergency Services to Patients in a courteous and prompt fashion, be available and accessible to Patients, provide Patients with full and meaningful information, and render Emergency Services in a manner that assures continuity of care.

               1.6 QUALITY ASSURANCE. Professional Association shall monitor and develop quality assurance programs and performance standards, shall monitor utilization and quality of services provided by Contracted Providers, and shall take all steps necessary to remedy any and all deficiencies in the efficiency or the quality of medical care provided.

               1.7 PATIENT REFERRALS. The parties agree that the benefits to Professional Association hereunder do not require, are not payment for, and are not in any way contingent upon the admission, referral or any other arrangements for the provision of any item or service offered by Management Company or any affiliate of Management Company to any of Professional Association's patients in any facility or laboratory controlled, managed or operated by Management Company or any affiliate of Management Company.

               1.8 PROFESSIONAL DUES AND EDUCATION EXPENSES. Professional Association and its Contracted Providers shall be solely responsible for the cost of membership in professional associations and continuing professional education. Professional Association shall ensure that each of its Contracted Providers participates in such continuing medical education as is necessary for such provider to remain current with professional licensure and community standards.

               1.9 PROFESSIONAL INSURANCE ELIGIBILITY. Professional Association shall cooperate in the obtaining and retaining of professional liability insurance by assuring

                                       3.

that either its Contracted Providers are insurable or instituting proceedings to terminate any Contracted Provider who is not insurable or loses his or her insurance eligibility. Termination shall be effective no more than thirty (30) days from such determination. Professional Association shall require all Contracted Providers to participate in an on-going risk management program.

               1.10 FEES FOR PROFESSIONAL SERVICES. Professional Association shall be solely responsible for legal, accounting and other professional services fees incurred by Professional Association.


II.            RESPONSIBILITIES OF MANAGEMENT COMPANY

          2.1 GENERAL RESPONSIBILITY. Management Company shall have general responsibility for providing fiscal services, management information services, and other support services to Professional Association with respect to the Practice, except as otherwise provided in this Agreement. Management Company shall perform all required functions in accordance with sound management techniques. Notwithstanding Management Company's general and specific rights and responsibilities set forth in this Agreement, Professional Association shall have full authority and control with respect to all medical, professional and ethical determinations over the Practice to the extent required by federal, state and city law and regulation. Management Company shall not engage in activities which constitute the practice of medicine under applicable law. Management Company shall neither exercise control over nor interfere with the physician-patient relationship, which shall be maintained strictly between the physicians of Professional Association and their Patients.

          2.2 RESPONSIBILITIES WITH REGARD TO SELECTED PATIENT-RELATED MATTERS.

                    (a) PATIENT RELATIONS. Management Company shall assist Professional Association in maintaining positive Patient relations by, among other things: responding to Patient grievances and complaints in matters other than medical evaluation, diagnosis, and treatment; and establishing and maintaining Patient transfer arrangements to expedite referrals where medically necessary, as determined and requested by the attending physician.

                    (b) QUALITY ASSURANCE. Management Company shall assist Professional Association, in accordance with criteria established by Professional Association, in the development and implementation of appropriate quality assurance programs, including development of performance and utilization standards, sampling techniques for case review, and preparation of appropriately documented studies. Notwithstanding the foregoing, Management Company shall not perform any duties that constitute the corporate practice of medicine.

                                       4.

          2.3 RESPONSIBILITIES WITH REGARD TO SELECTED FINANCIAL MATTERS.

                         (a) BILLING. Management Company shall submit on a
timely basis all bills and necessary documentation required by Patients and Payors in order to obtain payment in connection with Professional Association's delivery of health care services at the Practice or its arrangement for the delivery of such services. In seeking such payment, Management Company shall act as Professional Association's agent in billing and collecting professional fees, charges, premiums, or other amounts owed to Professional Association. In such billing, Management Company shall indicate on its billhead that it is billing in the name of Professional Association and shall only bill under Professional Association's provider number. In this connection, Professional Association hereby appoints Management Company, during the term of this Agreement, as Professional Association's true and lawful attorney-in-fact, with power of substitution, for the following purposes relating to the Practice:

                         (i) To bill Professional Association's Patients in
Professional Association's name and on Professional Association's behalf for all billable medical services provided by Professional Association.

                         (ii) To bill in Professional Association's name and on
Professional Association's behalf, all claims for reimbursement or indemnification from insurance companies, Medicare, Medicaid and all other Payors or fiscal intermediaries for all covered billable medical services provided by Professional Association to Patients.

                         (iii) To collect accounts receivable generated by such
billings in Professional Association's name and on Professional Association's behalf, including, where deemed appropriate by Management Company and approved in advance by Professional Association, settling and compromising claims, assigning such accounts receivable to a collection agency or the bringing of legal action against a Patient or Payor on Professional Association's behalf.

                         (iv) To receive all payments in Professional
Association's name and on behalf of Professional Association from Patients and Payors. After receipt of such payments, Management Company shall endorse in the name of Professional Association and, in the name of Professional Association pursuant to Section 3.4, deposit all such payments directly into a depository account with a banking institution selected by Management Company and approved by Professional Association, such approval not to be unreasonably withheld, and shall apply such payments in accordance with the terms of this Agreement.

                         (v) To write checks against or otherwise withdraw funds
deposited in Professional Association's bank account for the purposes and only for the purposes described in this Agreement. Except as otherwise provided herein, in no event shall Management Company commingle funds of Professional Association with its own funds or utilize Professional Association's funds or other assets for the benefit of Management Company or any of its directors, officers, employees or agents.

                                       5.

                         (b) CASH MANAGEMENT. In addition to the billing,
collecting, and payment services referenced in Section 2.3(a), Management Company shall manage the cash and cash equivalents of Professional Association. Management Company shall be entitled (and is hereby authorized) to transfer such cash to the accounts of Management Company or its Affiliates and to use such cash for such purposes as Management Company or its Affiliates deem appropriate, without any interest charge to Management Company or its Affiliates.

Management Company may subcontract with a third party for the performance of all or a portion of the foregoing services.

                         (c) ACCOUNTING. Management Company shall direct and
maintain the operation of an appropriate accounting system with respect to Professional Association's operation of the Practice which shall perform all bookkeeping and accounting services required for the operation of the Practice, including the maintenance, custody and supervision of business records, ledgers and reports; the establishment, administration and implementation of accounting procedures, controls and systems; and implementation and management of computer-based management information systems. Such accounting system shall allow Management Company to prepare the reports specified in Section 2.3(c). Professional Association and its authorized representatives shall have the right to review the financial books and records maintained by Management Company relating to the operation of the Practice, and Management Company shall, upon reasonable advance written notice from Professional Association, allow Professional Association and its authorized representatives access to all information and documents required for such review.

                         (d) REPORTING. Management Company shall present to
Professional Association reports on the financial condition of Professional Association on the basis set forth below in clauses (i) and (ii) and such other reports that Professional Association may reasonably request, including daily activity reports, weekly analyses, alternative delivery system reports, backlog reports and the like. Management Company also shall provide such reports as may be required by any regulatory agency having jurisdiction over the operations of Professional Association.

                         The reports initially required to be delivered to
Professional Association under this Section 2.3(c) with respect to the Practice are as follows:

                              (i) As soon as possible after the close of each
month, a balance sheet and a related statement of revenues and expenses showing the results of Professional Association's operations for the preceding month of the fiscal year and the year to date.

                              (ii) As soon as possible after the close of each
fiscal year, a balance sheet and related statement of revenues and expenses showing the results of Professional Association's operations during that fiscal year. Professional Association, at its option and expense, may have such annual financial statement reviewed by an

                                       6.

independent certified public accounting firm selected by Professional Association and acceptable to Management Company.

                    2.4 RESPONSIBILITIES FOR FINANCIAL PLANNING AND GOALS.

                         (a) PREPARATION OF BUDGET. Management Company shall
prepare the Professional Association Budget and the Management Company Budget for each Budget Period in accordance with the provisions of this SECTION 2.4(A). The Professional Association Budget and the Management Company Budget for the first Budget Period, each dated as of the Effective Date, will be in form and substance as mutually agreed by the parties hereto prior to the Effective Date. For the purposes of this Agreement, "Budget Period" shall mean each fiscal year of Professional Association which shall be a calendar year, and any partial fiscal year of Professional Association that occurs either during 1996 or immediately prior to the Termination Date.

                         With respect to each Budget Period following the
initial Budget Period, the Management Company shall prepare a preliminary draft Professional Association Budget and the Management Company Budget, and shall deliver a preliminary draft of each such budget to the Professional Association, with a copy to Professional Association, at least 120 days prior to the commencement of the Budget Period to which such budget relates. The Professional Association shall provide any comments or required changes to such preliminary drafts to the Management Company within 15 days after receipt thereof. The Management Company shall then submit a revised Professional Association Budget and Management Company Budget to the Professional Association, with a copy to Professional Association, for approval by the Professional Association no later than 15 days after the end of the 15-day period referred to in the immediately preceding sentence. The foregoing time periods during which drafts of the Professional Association Budget and Management Company Budget are to be delivered and approved shall be subject to adjustment from time to time as determined appropriate by the Professional Association.

                         If, prior to the commencement of any Budget Period,
either the Professional Association or the Professional Association board of directors has not yet approved the Professional Association Budget, or the Professional Association has not yet approved the Management Company Budget, then the Management Company and Professional Association will work diligently in good faith to obtain such approvals, and until such approvals are obtained, with respect to the Professional Association Budget and the Management Company Budget, (i) as to any disputed line items, the immediately preceding Budget Period's budget shall be controlling until such time, if any, as agreement is reached on the amounts to be allocated to such disputed line items, specifically as follows: (A) non-recurring extraordinary items shall not be continued from the budget for the immediately preceding Budget Period, (B) if the previous budget was for a Budget Period of less than 12 months, it shall be annualized,
(C) if items such as rents or taxes are subject to an automatic increase, such increases shall be effective at the increased rate, (D) for items such as employee salaries, the total salary number shall be adjusted to take into account changes in the number of employees, but individual

                                       7.

salaries shall not increase and (E) Provider compensation and purchased medical services, collectively, shall be decreased to the extent that Professional Association's gross revenues decline in the new Budget Period and shall be increased to the extent that Professional Association's gross revenues increase in the new Budget Period (in each case as compared to the immediately preceding Budget Period) so that the sum of Provider compensation and purchased medical services as a percentage of Professional Association's gross revenues remains constant between the two Budget Periods; and (ii) as to any line items which are not in dispute, the revised budgets submitted by the Management Company shall control.

                         (b) EXPANSION OF THE PRACTICE. Management Company shall
assist Professional Association in its efforts to expand the Practice by the addition of new physicians through recruitment, or through the merger with or acquisition of other physician groups, as may be economically justified and provided for in the Professional Association Budget. The Professional Association Budget may be adjusted as required to accurately reflect such mergers or acquisitions, anticipated mergers or acquisitions, or other changes in the number of Contracted Providers. Such services shall include, without limitation, performance of the following services on behalf of Professional
Association:

                              (i) Preparing and sending mass mailing recruitment
literature and materials;

                              (ii) Accepting and reviewing applications of
prospective independent contractor physicians and Support Personnel;

                              (iii) Reviewing and verifying references and
D.E.A. numbers of prospective independent contractor physicians and/or Support Personnel;

                              (iv) Reviewing and verifying licensing status and
requirements with respect to prospective independent contractor physicians and/or Support Personnel;

                              (v) Preparing and reviewing all necessary tax
forms and related information applicable to prospective independent contractor physicians and/or other licensed or certified persons with whom Professional Association contracts for the provision of ancillary services ("Support Personnel");

                              (vi) Interviewing prospective independent
contractor physicians and/or Support Personnel;

                              (vii) Assisting in scheduling meetings between
hospitals and/or medical facilities and prospective independent contractor physicians and/or Support Personnel, as may be necessary or required by such hospitals and/or medical facilities;

                                       8.

                              (viii) Negotiating and preparing documents as may
be necessary to establish appropriate contractual relationships between (a) independent contractor physicians and/or Support Personnel and/or (b) Professional Association and/or any entities related thereto; and

                              (ix) Performing any and all other services
relating to and arising out of the recruitment of independent contractor physicians and/or Support Personnel.

                              (x) Soliciting proposals from the emergency
departments of hospitals and care centers and negotiating and entering into contracts with such entities in the name of and on behalf of Professional Association and subject to Professional Association's approval.

                         (c) DEVELOPMENT OF NEW SERVICES. Management Company
will exercise its good faith business judgment to add new services or to supplement existing services, subject to Section 3.1(d) below, as may be economically justified and provided for in the Professional Association Budget. The parties agree that expansion of the Practice and development of new services will depend on, among other things, physician composition, anticipated volume, type and level of reimbursement available, the number and the specialty mix of physicians in the Practice, the level of physician support, the overall performance of the Practice, and the requirements of applicable leases and subleases.

                         (d) CAPITAL INVESTMENT AND SUPPORT. The parties
acknowledge that the addition of new services, the provision of working capital support, the merger or acquisition of assets of other physician groups, building improvements, the purchase of new or replacement equipment, and the provision of space, facilities and equipment for new physicians (without limitation, "Capital Investments") together may require substantial capital investment by Management Company. Management Company will exercise its good faith business judgment to provide the appropriate level of capital support and management services to accomplish the financial goals of Professional Association.

                    2.5 DATA PROCESSING. Management Company shall provide, operate, supervise and direct the development of appropriate and efficient electronic data processing systems with respect to Professional Association's operation of the Practice.

                    2.6 OTHER RESPONSIBILITIES.

                         (a) MARKETING.

                              (i) Management Company shall provide all services
reasonably necessary for marketing Professional Association's health care services and shall submit any marketing programs for prior review and revision, if necessary, and approval by Professional Association, which approval shall not be unreasonably withheld.

                                       9.

Such marketing shall comply with applicable laws and regulations governing the use of advertising by the medical profession and with applicable standards of medical ethics.

                              (ii) Management Company may make recommendations
and assist in developing patient education materials and programs. Prior to instituting any such programs, Management Company shall obtain the approval of Professional Association, which approval shall not be unreasonably withheld.

                         (b) INSURANCE.

                              (i) PROFESSIONAL ERRORS AND OMISSIONS COVERAGE.
Management Company shall obtain and maintain during the term of this Agreement, on behalf of itself and Professional Association, if available on commercially reasonable terms as determined by Management Company, professional errors and omissions insurance and general liability insurance, with coverage in amounts to be agreed upon. To the extent obtainable without incurring additional material expense, the policies providing coverage to Management Company shall name Professional Association as an additional insured, and the policies providing coverage to Professional Association shall name Management Company as an additional insured.

                              (ii) PREMIUM AMOUNTS. The amount of the premiums
for all insurance provided under this Agreement for Professional Association shall be included, either separately or as part of the line-item for leasehold expenses, in Professional Association Budget as an expense to Professional Association.

                              (iii) MALPRACTICE INSURANCE. It is understood that
Professional Association and its Contracted Providers shall, at Professional Association's cost, at all times be covered by malpractice insurance with coverage in amounts to be agreed upon.

                              (iv) COPIES OF INSURANCE POLICIES. Management
Company shall, upon request, promptly provide Professional Association with copies of all policies of insurance that it procures under this Agreement. Each such policy shall provide that it cannot be modified or terminated except after thirty (30) days written notice to Professional Association.

                         (c) PERSONNEL. To the extent such personnel are not
provided by the relevant hospital, Management Company shall furnish the services of all personnel required for the operation of the Practice. Except as specifically provided in this Section 2.6(c), Management Company has the power to recruit, hire, train, promote, assign, set the compensation level for, and discharge all nonprofessional personnel. Physician Assistants who provide direct patient care shall provide such services under the exclusive direction, supervision and control of Professional Association, while all other services of Management Company personnel shall be performed under the exclusive direction, supervision and control of Management Company. Notwithstanding the foregoing, if the activities of any of the nonprofessional personnel affects the delivery of medical care by Professional Association, Professional Association shall direct and

                                       10.

supervise the provision of such activities to ensure that the best possible medical care is provided to Professional Association's patients and such activities shall not be subject to any direction or control by Management Company except as may be specifically authorized by Professional Association. If Professional Association is dissatisfied with the services of any such personnel, Professional Association shall consult with Management Company. Management Company shall in good faith determine whether the performance of that employee could be brought to acceptable levels through counsel and assistance, or whether such employee should be terminated. All of Management Company's obligations regarding staff shall be governed by the goal of supporting Professional Association in its provision of high quality medical care. Employee assignments shall be made with the intention of assuring consistent and continued rendering of high quality medical support services and to ensure prompt availability and accessibility of individual medical support personnel to physicians in order to develop constant, familiar and routine working relationships between individual physicians and individual members of the medical support personnel.

                         (d) MANAGED CARE AGREEMENTS. Management Company shall
negotiate and administer all Payor agreements in the name of and on behalf of Professional Association and subject to Professional Association's approval and Management Company shall consult with Professional Association on all professional and clinical matters relating thereto.


III.           FINANCIAL ARRANGEMENTS

               3.1 MANAGEMENT COMPANY'S COMPENSATION. In consideration for the services furnished by the Management Company to Professional Association hereunder, Professional Association shall pay the Management Company a management fee (the "Management Fee"), which shall be calculated and paid as follows:

                       (a)      CALCULATION.

                              (i) The Management Fee for any period shall be
equal to the sum of (x) the Base Fee for such period and (y) the Incentive Fee, if any, for such period.

                              (ii) For purposes of this Agreement:

                                   (A) The term "Base Fee" shall mean, for any
period, all expenses of the Management Company of any kind whatsoever with respect to any period in providing the services contemplated under this Agreement (including any depreciation expense), other than Excluded Expenses. For purposes of this Agreement, the term "Excluded Expenses" shall mean (1) any interest expense on money which is borrowed by the Management Company from a third party (not including under this clause (1) interest expense on indebtedness incurred by Management Company or its

                                       11.

          Affiliates to finance any of its obligations hereunder or services provided hereunder, or interest which may accrue on any accounts payable of the Management Company generated in providing the services contemplated under this Agreement, which interest shall be included in the Base Fee) and (2) any federal or state income tax expenses of the Management Company. The Management Company shall be entitled, at its option, to include as an expense of the Management Company for purposes of the Base Fee a reasonable hourly fee for any specialist or professional employed by Management Company or one of its Affiliates (such as a management systems specialist, an insurance consultant, a lawyer, etc.) who provides services to the Management Company for specific projects in connection with Management Company's obligations hereunder, provided that such fees are not in excess of comparable fees that would be charged by unaffiliated parties providing a comparable quality of service.

                              (B) The term "Incentive Fee" shall mean, for any
period, an amount, if any, equal to the lesser of (i) gross revenues of Professional Association minus the sum of (x) the Professional Association Operating Expenses, plus (y) the Base Fee, or (ii) the Capital Return Amount.

                         (iii) The calculation of the "Capital Return Amount",
for purposes of Section 3.1(a)(ii)(B) for any period, shall be made by multiplying the Managed Capital for such period by the Capital Return Percentage applicable to such period. The Managed Capital and the Capital Return Percentage shall be determined as follows:

                              (A) The Management Company's managed capital
("Managed Capital") on the Effective Date shall be deemed to be $5,000,000.

                              From and after the Effective Date, such Managed
Capital shall be subject to adjustment and calculation as follows:

                              (1) Managed Capital shall be (a) increased dollar
for dollar by (A) any additional cash and the fair market value of other property contributed by the Management Company from and after the Effective Date, and (B) the Net Income of the Management Company for any period, and (b) decreased dollar for dollar by any cash or the fair market value of other property distributed to the Management Company or any Affiliate of the Management Company from and after the Effective Date, other than in exchange for goods or services acquired by the Management Company from such Affiliate or as otherwise provided in this Agreement or in reduction of any liabilities of the Management Company. Managed Capital shall not be reduced by any Net Loss of the Management Company.

                              The terms "Net Income of the Management Company"
and "Net Loss of the Management Company" shall mean the net income or net

                                       12.

               loss of the Management Company, determined in accordance with GAAP and the customary accounting practices of the Management Company, PROVIDED, HOWEVER, that the calculation of such net income or net loss shall not take into account any provision for income tax expense or any other Excluded Expense.

                       (2) Any funds which are provided by the Management
               Company or its Affiliates to the Management Company shall be deemed to be additional cash contributions to, and not debt obligations of, the Management Company for purposes of this calculation, whether or not such contributions are otherwise characterized by Management Company or its Affiliates for other purposes as inter-company losses.

                       (3) Managed Capital for purposes of this Section 3.1
               shall be determined as of the end of each quarter during a Budget Period. However, the cash balance of the Management Company included as of the end of each quarter shall be the sum of the daily cash balance for the Management Company for each day during such quarter, divided by the number of days during such quarter.

                                (B) The "Capital Return Percentage" shall
               initially mean 33.1%.

                                The Capital Return Percentage was calculated by
               dividing an agreed upon after-tax percentage of 20% by 0.605 (i.e., assuming the Management Company was a separate legal entity and would be subject to an approximately 35% rate for U.S. federal or state franchise or income tax, as applicable, and a 4.5% rate (after giving effect to the U.S. federal income tax benefit) for state income tax purposes) and may be adjusted for increases in federal or state income tax rates. However, commencing on the fifth anniversary of the Effective Date, and for each year thereafter, the Management Fee shall be subject to reasonable increase, at the discretion of the Management Company, to reflect profitability, expansion and improvements in operations of the System.

               (b) PAYMENT. The Management Fee for any Budget Period shall be paid as follows:

                    (i) The Management Fee for such Budget Period shall be paid as determined by the parties.

                    (ii) The Management Fee will be reconciled on a quarterly basis with respect to three-month periods ending March 31, June 30, September 30 and December 31 of each year.


                                       13.

               3.2 DEFINITIONS. For the purposes of this Article III, the following definitions shall apply:

                    (a) An "Affiliate" of an entity means (i) any person or entity directly or indirectly controlled by such entity, (ii) any person or entity directly or indirectly controlling such entity, (iii) any subsidiary of such entity if the entity has a fifty percent (50%) or greater ownership interest in the subsidiary, or (iv) such entity's parent entity if the parent has a fifty percent (50%) or greater ownership interest in the entity. For purposes of this Article III, Professional Association is not an Affiliate of Management Company.

                    (b) "Professional Association Operating Expenses" shall mean the amount set forth in the applicable Professional Association Budget as Professional Association Operating Expense, which shall include the budgeted cost and expense for the following items:

                         (i) payments and compensation to be made by or on
behalf of Professional Association to Contracted Providers;

                         (ii) compensation, employment-related benefits and
applicable payroll and other deductions, withholdings or payments of Physician Assistants, if any, in consideration for the provision of professional medical or other health care services;

                         (iii) professional liability insurance, to the extend
paid by Professional Association;

                         (iv) arranging health care services for patients
covered by Payor Contracts where such health care services are not provided by Professional Association; and

                         (v) such other items as the parties agree.

It is the intention of Professional Association and Management Company that, for the administrative convenience of Professional Association, the Professional Association Budget will generally consist of only the budgeted cost and expense of any additional items which legally or practically cannot be supplied by Management Company.

               3.3 ACCOUNTS RECEIVABLE. On approximately the tenth of each month, Management Company may purchase the accounts receivable of Professional Association, arising during the previous month, by transferring the amount set forth below by wire transfer into an account of Professional Association at such place and by such method as may be designated by Professional Association. The consideration for such purchase would be an amount equal to all fees recorded each month (net of uncollectible accounts, discounts, Medicare, Medicaid, Worker's Compensation, employee/dependent healthcare benefit programs, professional courtesies and other

                                       14.

activities that do not generate a collectible fee (together "Adjustments"), less the Management Fee. In the event Management Company exercises its right to purchase pursuant to this Section 3.3, it is the intention of the parties that Management Company would thereby become owner of the accounts receivable of Professional Association. However, in case such purchase shall be ineffective for any reason, concurrently with any exercise by Management Company of its right to purchase, the parties shall execute a Security Agreement, in a form acceptable to Management Company, to grant a security interest in the accounts receivable to Management Company. In addition, in the event Management Company exercises its right to purchase, Professional Association shall cooperate with Management Company to execute all necessary documents in connection with the pledge of such accounts receivable to Management Company, or at Management Company's option, its lenders. All collections in respect of such accounts receivable shall be deposited in a bank account at a bank designated by Management Company. To the extent Professional Association comes into possession of any payments in respect of such accounts receivable, Professional Association shall direct such payments to Management Company for deposit in bank accounts designated by Management Company.


IV.            COVENANTS

               4.1 COVENANTS AND WARRANTIES OF PROFESSIONAL ASSOCIATION. Professional Association covenants with and warrants to Management Company as follows:

                    (a) Professional Association is and shall remain during the term of this Agreement a professional association duly organized, validly existing and in good standing under the laws of the State of Texas, actively engaged in the practice of medicine, and possessing full power and authority to own its properties and to conduct the business in which it engages.

                    (b) Professional Association has full power and authority to execute and deliver this Agreement and to engage in the transactions and obligations contemplated by this Agreement. Upon its execution, this Agreement shall constitute a valid and binding obligation of Professional Association, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting generally the rights of creditors and by principles of equity. The party executing this Agreement on behalf of Professional Association is duly authorized to do so.

                    (c) The consummation of the transactions contemplated by this Agreement will not: result in a breach of the terms, provisions, or conditions of or constitute a default under the Articles of Association, Bylaws or other enabling or governing instruments of Professional Association or any agreement to which Professional Association is a party or by which it is bound; or, to the best knowledge of Professional Association, constitute a violation of any applicable law or regulation.


                                       15.

                    4.2 COVENANTS AND WARRANTIES OF MANAGEMENT COMPANY. Management Company covenants with and warrants to Professional Association as follows:

                         (a) Management Company is and shall remain during the
term of this Agreement a corporation which is duly organized, validly existing and in good standing under the laws of the State of Texas, possessing full corporate power and authority to own its properties and to conduct the business in which it engages.

                         (b) Management Company has full corporate power and
authority to execute and deliver this Agreement and to engage in the transactions and obligations contemplated by this Agreement. Upon its execution, this Agreement shall constitute a valid and binding obligation of Management Company, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting generally the rights of creditors and by principles of equity. The party executing this Agreement on behalf of Management Company is duly authorized to do so.

                         (c) The consummation of the transactions contemplated
by this Agreement will not: result in any breach of the terms, provisions or conditions of or constitute a default under the Articles of Incorporation, Bylaws or other enabling or governing instruments of Management Company or any agreement to which Management Company is a party or by which it is bound; or, to the best knowledge of Management Company, constitute a violation of any applicable law or regulation.


V.             TERM AND TERMINATION

               5.1 TERM. This Agreement shall commence on Effective Date and shall continue in effect in perpetuity, unless sooner terminated pursuant to this Article V.

               5.2 EVENTS OF DEFAULT. Each of the following shall constitute an "Event of Default" (the party causing such default is referred to as the "Breaching Party"):

                              (a) The Breaching Party fails to make any payment
required under this Agreement.

                              (b) The Breaching Party admits in writing its
inability to pay its debts as they mature, makes any general assignment for the benefit of creditors, or seeks to avail itself of any law for the release of insolvent debtors.

                              (c) Insolvency, bankruptcy, dissolution,
liquidation, or receivership proceedings are commenced by or with the consent of the Breaching Party, or are pending for more than sixty (60) days against the Breaching Party.

                              (d) The Breaching Party fails to observe or
otherwise breaches any material term, condition, covenant, or warranty of this Agreement.

                                       16.

               5.3 TERMINATION. Subject to the provisions of this Article V, the non-Breaching Party may terminate this Agreement upon the occurrence of an Event of Default in accordance with the following:

                              (a) In the event of the occurrence of an Event of
Default referred to in Section 5.2(a) above, upon the expiration of thirty (30) days after written notice, which notice shall specify the nature and extent of such Event of Default to the Breaching Party, unless the amount due is paid within such thirty (30) days.

                              (b) In the event of the occurrence of any other
Event of Default, upon the expiration of ninety (90) days after written notice, which notice shall specify the nature and extent of such Event of Default to the Breaching Party. However, in the case of a remediable Event of Default, the Breaching Party shall have the opportunity to remedy such Event of Default within such ninety (90) days.

               5.4 DUTIES UPON TERMINATION OR EXPIRATION OF THIS AGREEMENT. If this Agreement is terminated upon expiration of its term, or earlier as provided in Sections 5.3 or 8.12:

                    (a) Neither party shall be released or discharged from any obliga- tion, debt or liability which has previously accrued or been incurred and remains to be performed upon the date of termination or expiration;

                    (b) Any sums of money owing by one party to the other shall be paid immediately;

                    (c) Each party shall return to the other party all originals and copies of the Proprietary Information of any of the Protected Parties (as those terms are defined in Article VI) which are in the possession of such party or any other person or entity to whom it has delivered such originals and copies; and

                    (d) Damages and any other remedies available at law or in equity may be sought and collected from the Breaching Party in the event of a termination resulting from an Event of Default.


VI.            RESTRICTIVE COVENANTS

               6.1 COVENANT REGARDING PROPRIETARY INFORMATION. In the course of the relationship created pursuant to this Agreement, Professional Association will have access to certain methods, trade secrets, processes, ideas, systems, procedures, inventions, discoveries, concepts, software in various stages of development, designs, drawings, specifications, models, data, documents, diagrams, flow charts, research, economic and financial analysis, developments, procedures, know-how, policy manuals, form contracts, marketing and other techniques, plans, materials, forms, copyrightable materials and trade information (all of which is referred to in this Agreement as "Proprietary

                                       17.

Information") regarding the operations of Management Company and/or of its Affiliates (collectively, the "Protected Parties"). Professional Association shall maintain all such Proprietary Information in strict secrecy and shall not divulge such information to any third parties, except as may be necessary for the discharge of their obligations under this Agreement. Professional Association shall take all necessary and proper precautions against disclosure of any Proprietary Information to unauthorized persons by any of its officers, directors, employees or agents. All officers, directors, employees, and agents of Professional Association who will have access to all or any part of the Proprietary Information may be required to execute an agreement, at the reasonable request of the other party, valid under the law of the jurisdiction in which such agreement is executed, and in a form acceptable to Management Company and its counsel, committing themselves to maintain the Proprietary Information in strict confidence and not to disclose it to any unauthorized person or entity. The Protected Parties not party to this Agreement are hereby specifically made third party beneficiaries of this Section 6.1, with the power to enforce the provisions hereof. Upon termination of this Agreement for any reason, Professional Association and each of its Contracted Providers shall cease all use of any of the Proprietary Information and, at the request of Management Company, shall execute such documents as may be necessary to evidence Professional Association's abandonment of any claim thereto. The parties recognize that a breach of this Section 6.1 cannot be adequately compensated in money damages and therefore agree that injunctive relief shall be available to the Protected Parties as their respective interests may appear.

               The obligations of Professional Association under this Section
6.1 shall not apply to information: (i) which is a matter of public knowledge on or becomes a matter of public knowledge after the Effective Date of this Agreement, other than as a breach of the confidentiality terms of this Agreement or as a breach of the confidentiality terms of any other agreement between Professional Association and Management Company or its Affiliates; or (ii) was lawfully obtained by Professional Association on a non-confidential basis other than in the course of performance under this Agreement and from some entity other than Management Company or its Affiliates or from some person other than one employed or engaged by Management Company or its Affiliates, which entity or person has no obligation of confidentiality to Management Company or its Affiliates.

               6.2 COVENANTS NOT TO COMPETE DURING THE TERM. The parties recognize that the services to be provided by Management Company shall be feasible only if Professional Association operates an active emergency physician practice to which Professional Association and Contracted Physicians devote full time and attention. To that end:

                    (a) RESTRICTIVE COVENANTS BY PROFESSIONAL ASSOCIATION. During the term of this Agreement, Professional Association shall not establish, operate or provide physician or other health care services at any hospital, medical office, clinic or other health care facility providing services substantially similar to those provided by Professional Association pursuant to this Agreement anywhere other than at the Practice

                                       18.

Sites and as may be approved in writing by Management Company. Professional Association shall also not enter into any management or administrative services agreement or arrangement with any person or entity other than Management Company without Management Company's prior written approval.

                    (b) RESTRICTIVE COVENANTS BY CONTRACTED PHYSICIANS. Professional Association shall obtain and enforce formal agreements with its Contracted Physicians not to establish, operate or provide physician or other health care services, during the term of this Agreement and for a period of two
(2) years after any termination of employment with Professional Association, at any hospital, medical office, clinic or outpatient and/or ambulatory treatment or diagnostic facility located within such area as the parties agree surrounding any Practice Site at which the Contracted Physician has practiced. Any variation of such restrictive covenants shall be approved in advance in writing by Management Company.

               6.3 COVENANT NOT TO COMPETE FOLLOWING TERMINATION. For three (3) years following the termination of this Agreement by Management Company pursuant to Section 5.3 or by either party pursuant to Section 8.12, Professional Association shall not enter into any management or administrative services agreement or any similar arrangement with any person or entity for the provision of the same or similar services as Management Company provides to Professional Association under this Agreement, or who otherwise competes with Management Company within such area as the parties agree surrounding any location where Management Company or any of its Affiliates is conducting the same or similar business.

               6.4 COVENANT NOT TO SOLICIT. For three (3) years following the termination of this Agreement, Professional Association shall not:

                    (a) Directly or indirectly solicit, recruit or hire, or induct any party to solicit, recruit or hire any person who is an employee of, or who has entered into an independent contractor arrangement with, Management Company or any Affiliate of Management Company;

                    (b) Directly or indirectly, whether for itself or for any other person or entity, call upon, solicit, divert or take away, or attempt to solicit, call upon, divert or take away any Management Company's customers, business, or clients; or

                    (c) Directly or indirectly solicit, or induce any party to solicit, any of Management Company's contractors or the contractors of any Affiliate of Management Company, to enter into the same or a similar type of contract with any other party; or

                    (d) Disrupt, damage, impair or interfere with the business of Management Company.

               6.5 ENFORCEMENT. Contracted Providers (existing and future) may be released from the restricted covenants described contained herein by paying liquidated

                                       19.

damages in the amount of the lesser of Two Hundred Thousand Dollars ($200,0000) or one (1) times such Contracted Provider's income, as reported to the Internal Revenue Service for the previous twelve (12) months.


VII.           INFORMATION AND RECORDS

               7.1 OWNERSHIP OF RECORDS. At all times during and after the term of this Agreement, including any extensions or renewals hereof, all business records, including but not limited to, business agreements, books of account, general administrative records and all information generated under or contained in the management information system pertaining to Management Company's obligations hereunder, and other business information of any kind or nature, except for patient medical records and Professional Association's Records (as defined in Section 7.2 below), shall be and remain the sole property of Management Company; provided that after termination of this Agreement Professional Association shall be entitled to reasonable access to such records and information, including the right to obtain copies thereof, for any purpose related to patient care or the defense of any claim relating to patient care or the business of Management Company or Professional Association.

               7.2 PROFESSIONAL ASSOCIATION'S BUSINESS AND FINANCIAL RECORDS. At all times during and after the term of this Agreement, the financial, corporate and personnel records and information relating exclusively to the business and activities of Professional Association, as distinguished from the business and activity of Management Company, hereinafter referred to as "Professional Association's Records," shall be and remain the sole property of Professional Association.

               7.3 ACCESS TO RECORDS. Each party shall be entitled, upon request and with reasonable advance notice, to obtain access to all records of the other party directly related to the performance of such party's obligations pursuant to this Agreement; provided, however, that such right shall not allow for access to records that must necessarily be kept confidential. Either party, at its expense, shall have the right to make copies of any records to which it has access pursuant to this Section.

               7.4 CONFIDENTIALITY OF RECORDS. Management Company and Professional Association shall adopt procedures for maintaining the confidentiality of the records relating to the operations of Management Company and Professional Association, including but not limited to all statistical, financial and personnel data related to the operations of Management Company or Professional Association, which information is not otherwise available to third parties publicly or by law, and shall comply with all applicable federal and state statutes and regulations relating to such records. Patient medical records and other privileged patient information shall not be disclosed or utilized by Professional Association or Management Company or their agents or employees except as required or permitted by applicable laws and regulations.


                                       20.

               7.5 LIMITATIONS ON USE OF MANAGEMENT INFORMATION SYSTEM. Professional Association shall use all software and hardware provided or arranged for by Management Company pursuant to this Agreement in accordance with and subject to the terms and conditions of any license, sublicense, lease or other agreement applicable thereto and shall not allow or permit any person to use the software or hardware or any portion thereof in violation of any such license, sublicense, lease or other agreement.


VIII.          MISCELLANEOUS

               8.1 INDEPENDENT CONTRACTOR STATUS OF PARTIES. In the performance of the work, duties and obligations under this Agreement, it is mutually understood and agreed that each party is at all times acting and performing as an independent contractor with respect to the other and that no relationship of partnership, joint venture or employment is created by this Agreement. Neither party, nor any other person performing services on behalf of such party pursuant to this Agreement, shall have any right or claim against the other party for Social Security benefits, workers' compensation benefits, disability benefits, unemployment insurance benefits, health benefits, vacation pay, sick leave or any other employee benefits of any kind.

               8.2 NO WAIVER. The waiver by any party to this Agreement of any breach of any term or condition of this Agreement shall not constitute a waiver of subsequent breaches. No waiver by any party of any provision of this Agreement shall be deemed to constitute a waiver of any other provision.

               8.3 NOTICES. If, at any time after the execution of this Agreement, it shall become necessary or convenient for one of the parties to serve any notice, demand or communication upon the other party, such notice, demand, or communication shall be in writing and shall be served personally, by facsimile transmission, with voice confirmation and receipt confirmed, overnight courier which provides confirmation of delivery, or by depositing the same in the United States mail, registered or certified, return receipt requested, postage prepaid and,

                       (a) If intended for Professional Association, then the notice shall be addressed:

                                STAT Physicians, P.A.


                                Attn:


                                       21.

                       (b) If intended for Management Company, then the notice shall be addressed:

                                STAT Healthcare, Inc.
                                12450 Greenspoint Drive, Suite 1200
                                Houston, TX 77060
                                Attn:  Ned E. Chapman

or to such other address as either party may have furnished to the other party in writing as the place for the service of notice. Any notice so mailed shall be deemed to have been given three (3) days after the same has been deposited in the United States mail; any notice given personally, by facsimile or overnight courier shall be deemed to have been given upon receipt of the notice.

               8.4 ASSIGNMENT. Neither party may sell, transfer, assign, or otherwise convey its rights or obligations under this Agreement without the prior written consent of the other; which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Management Company shall have the limited right to delegate or subcontract for the performance of any and all duties required to be performed by Management Company as set forth herein. In effecting any such subcontract or delegation, Management Company must assure that the subcontractor or delegee is qualified and will be compensated for the subcontracted or delegated services in an amount no greater than the fair market value of such services as paid for comparable services charged by other persons or entities in the same geographic area.

               8.5 SUCCESSORS AND ASSIGNS. Subject to the provisions of this Agreement respecting assignment, the terms, covenants and conditions contained herein shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

               8.6 SEVERABILITY. If any provision of this Agreement other than
Article III is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

               8.7 THIRD PARTIES. Except as provided in Article VII, nothing in this Agreement shall be construed to create any duty to, any standard of care with reference to or any liability to anyone not a party to this Agreement.

               8.8 HEADINGS. The headings used in this Agreement are for convenience of reference only and shall have no force or effect in the construction or interpretation of the provisions of this Agreement.

               8.9 TIME OF THE ESSENCE. Time is of the very essence of each and all of the agreements, covenants and conditions of this Agreement.


                                       22.

               8.10 GOVERNING LAW. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Texas, to the jurisdiction of which each of the parties hereby submits.

               8.11 CONFIDENTIALITY. Except for disclosure to its bankers, underwriters or lenders, or as necessary or desirable for conduct of business, including negotiations with other acquisition candidates, neither party hereto shall disseminate or release to any third party any information regarding any provision of this Agreement, or any financial information regarding the other (past, present or future) that was obtained by the other in the course of the negotiations of this Agreement or in the course of the performance of this Agreement, without the other party's written approval; provided, however, the foregoing shall not apply to information which (i) is generally available to the public other than as a result of a breach of confidentiality provisions; (ii) becomes available on a non-confidential basis from a source other than the other party or its Affiliates or agents, which source was not itself bound by a confidentiality agreement, or (iii) which is required to be disclosed by law including securities laws, or pursuant to court order.

               8.12 CONTRACT MODIFICATIONS FOR PROSPECTIVE LEGAL EVENTS. The parties acknowledge that Management Company is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine. Professional Association and Management Company shall amend this Agreement if (i) any act or service required of Management Company in this Agreement is interpreted by judicial decision, a regulatory agency or legal counsel of both parties in such a manner as to indicate that such act or service constitutes the practice of medicine; or (ii) the structure of this Agreement is in violation of state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement. Such amendment shall, to the maximum extent possible, preserve the underlying economic and financial arrangements between Professional Association and Management Company. The parties agree that such amendment may require reorganization of Professional Association or Management Company, or both, and may require either or both parties to obtain appropriate regulatory licenses and approvals. If an amendment is not possible, either party shall have the right to terminate this Agreement.

               8.13 LANGUAGE CONSTRUCTION. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

               8.14 COMMUNICATIONS. Professional Association and Management Company agree that good communication between the parties is essential to the successful performance of this Agreement, and each pledges to communicate fully and clearly with the other on matters relating to the successful operation of Professional Association's practice.


                                       23.

               8.15 INDEMNIFICATION. Professional Association shall indemnify, hold harmless and defend Management Company, its officers, directors, shareholders, employees, agents and independent contractors from and against any and all liabilities, losses, damages, claims, causes of action, and expenses (including reasonable attorneys' fees and disbursements), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical services or any other acts or omissions by Professional Association and/or its partners, agents, employees and/or subcontractors (other than Management Company) during the term hereof. Management Company shall indemnify, hold harmless and defend Professional Association, its officers, directors, partners, employees, agents and independent contractors from and against any and all liabilities, losses, damages, claims, causes of action, and expenses (including reasonable attorneys' fees and disbursements), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any acts or omissions by Management Company and/or its shareholders, agents, employees and/or subcontractors during the terms of this Agreement.

               8.16 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussion, whether written or oral, between the or among parties regarding the subject matter of this Agreement.

               8.17 INCORPORATION BY REFERENCE. All exhibits and other attachments to this Agreement are incorporated by reference into this Agreement by such reference.

               8.18 AMENDMENTS ONLY IN WRITING. This Agreement may not be amended or modified in any respect whatsoever, except by an instrument in writing signed by the parties hereto.

               8.19 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original and all of which shall constitute one and the same agreement. This Agreement shall not become effective until it has been executed by all of the parties hereto.

               8.20 COMMERCIAL IMPRACTICABILITY. No party to this Agreement shall be liable for any failure to perform its obligations hereunder where such failure results from any cause beyond that party's reasonable control, including, for example, an act of God, labor disturbance such as a strike or walkout, war, riot, fire, storm, accident, government regulation or interference, or mechanical, electronic or communications failure.

               8.21 ELECTION OF REMEDIES. The respective rights of the parties to this Agreement shall be cumulative. Each party shall have all other rights and remedies not inconsistent with this Agreement as law and equity may provide. No exercise by any party of any one right or remedy shall be deemed to be an exclusive election of rights or remedies.

                                       24.

               8.22 ATTORNEYS' FEES AND EXPENSES. In the event of any arbitration or action or proceeding at law or in equity between the parties to enforce any provision of this Agreement or to protect or establish any right or remedy of either party hereunder, the substantially unsuccessful party to such arbitration or litigation shall be obligated to pay to the substantially prevailing party all costs and expenses, including reasonable attorneys' fees, incurred therein by such prevailing party, and if such prevailing party shall receive an award or recover judgment in any such action or proceeding, such costs, expenses and attorneys' fees shall be included in and as a part of such award or judgment.

               8.23 SURVIVAL. The provisions of Articles III, IV, V, VI, VII and VIII shall survive any termination of this Agreement.

                                       25.

               IN WITNESS WHEREOF, Management Company and Professional Association have caused this Agreement to be executed by their duly authorized respective officers as of the Effective Date.

                                                  STAT Healthcare, Inc.
                                                  ______________________________

                                                  By: __________________________

                                                  Its: _________________________


                                                  STAT Physicians, P.A.
                                                  ______________________________

                                                  By: __________________________

                                                  Its: _________________________

                                       26.